Exhibit 10.4

REAL PROPERTY PURCHASE AND SALE AGREEMENT
(CANADA)

Between

3058348 NOVA SCOTIA COMPANY,
a Nova Scotia unlimited liability company

and

3058349 NOVA SCOTIA COMPANY,
a Nova Scotia unlimited liability company, as Sellers

and

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP,
a Delaware limited partnership, as Purchaser

Dated August 11, 2004

TABLE OF CONTENTS

Page

1.PURCHASE AND SALE	2
1.1 Certain Definitions	2
1.2 Agreement to Purchase and Sell	2
1.3 Encumbrances	2
1.4 Purchase Price	2
2. DUE DILIGENCE	3
2.1 Purchaser’s Tests and Inspections	3
2.2 Surveys and Title Commitments	4
2.3 Delivery of Documents and Information	4
2.4 Additional Information	4
3. STATUS OF TITLE TO THE PROPERTIES	5
3.1 State of Title	5
3.2 Preliminary Evidence of Title	5
3.3 Title Defects	5
4.CLOSING PRORATIONS AND ADJUSTMENTS	6
4.1 Prorations and Adjustments	6
5.CLOSING	6
5.1 Closing Date	6
5.2 Closing Documents	6
5.3 Conditions to the Purchaser’s Obligation to Close	8
5.4 Conditions to the Sellers’ Obligation to Close	9
5.5 Transaction Costs	9
6.REPRESENTATIONS AND WARRANTIES OF THE SELLERS	10
6.1 Organization	10
6.2 Authority	10
6.3 Interest in Properties	10
6.4 No Defaults	11
6.5 No Litigation; No Expropriation	11
6.6 No Violation	11
6.7 Required Obligations	12
6.8 Condition of Properties	12
6.9 Utilities	12
6.10 Zoning	12
6.11 Improvements	12
6.12 Environmental Matters	12
6.13 Insurance	13
6.14 Compliance	13
6.15 Leases	13
6.16 Service Contracts	15
6.17 Permits	15

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6.18 Taxes	15
6.19 Books and Records	15
6.20 No Brokers	15
6.21 Survival of Representations and Warranties; Indemnification	16
6.22 Bulk Sales	16
7.REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	16
7.1 Organization, Good Standing and Qualification	16
7.2 Authorization	16
7.3 No Violation	17
7.4 No Litigation	17
7.5 No Brokers	17
7.6 Survival of Representations and Warranties; Indemnification	17
8.COVENANTS	18
8.1 Covenants of the Purchaser	18
8.2 Covenants of the Sellers	18
9.TERMINATION	19
9.1 Termination by the Purchaser	19
9.2 Termination by the Sellers	20
10. MISCELLANEOUS	21
10.1 Assignment	21
10.2 Entire Agreement	21
10.3 Notices	21
10.4 Governing Law	22
10.5 Counterparts	22
10.6 Interpretation	22
10.7 Risk of Loss	23

ii

REAL PROPERTY PURCHASE AND SALE AGREEMENT
(CANADA)

     THIS REAL PROPERTY PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 11th day of August, 2004, by and between 3058348 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company (the “Dorval Seller”), and 3058349 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company (the “Granby Seller,” and, together with Dorval, the “Sellers”), and GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (the “Purchaser”), recites and provides as follows:

RECITALS:

     A. The Sellers are the registered and beneficial owners of all of the interest (or its Quebec civil law equivalent) in the real property and improvements as indicated on Schedule 1.2 attached (including the residual interests in any tenant improvements thereon) together with all rights and appurtenances pertaining to such land, including, without limitation, (i) all minerals, oil, gas, and other hydrocarbon substances thereon; (ii) all right, title and interest of Sellers in and to adjacent strips, streets, roads, avenues, alleys and rights of way, public or private, open or proposed; (iii) all easements, covenants, privileges, and hereditaments, whether or not of record; (iv) all access, air, water, riparian, development, utility, and solar rights; (v) all signs, appliances, security systems, fixtures, mechanical systems, landscaping and other property owned by Sellers located at either Property (as hereafter defined), but excluding items of property owned by Tenant (as hereinafter defined) attached to the Property that, pursuant to the provisions of the corresponding Lease (as hereafter defined), may be removed by Tenant; (vi) all site plans, surveys, plans and specifications, and floor plans relating to the Property; (vii) all warranties, guarantees and bonds relating to the Property; and (viii) all permits, licenses, certificates of occupancy, and other governmental approvals which relate to the Property, each of which is referred to individually as a “Property” and which are collectively referred to as the “Properties.” The Properties are identified on Schedule 1.2 by street address.

     B. Each of the Sellers desires to sell all of its interest in the corresponding Property to the Purchaser, and the Purchaser desires to purchase all of the Sellers’ interests in the Properties.

AGREEMENT:

     NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1. PURCHASE AND SALE

1.1 Certain Definitions. For purposes of this Agreement:

1.1.1 “GE Capital” means GE Capital Canada Equipment Financing, Inc.

1.1.2 “Mortgage Loan” shall mean the mortgage loans made by GE Capital the repayment of which is secured by mortgages or deeds of trust encumbering the Properties.

1.1.3 “Purchase Price” means the amount, in U.S. dollars, that is the purchase price of each Property, as identified on Schedule 1.2 for such Property.

1.1.4 “Person” shall mean and include natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, Indian tribes or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

1.1.5 For purposes of this Agreement, the “knowledge” of a Person shall mean the actual knowledge of such Person’s officers, senior executives, managing members, managing partners, general partners, majority shareholders, key employees or their equivalents, and shall mean that the applicable party has conducted a reasonable review of its files and such review did not disclose any information contrary to the accuracy or veracity of any such representation or warranty, but without attribution or other duty of inquiry.

1.1.6 For purposes of this Agreement, “business day” shall mean any day excluding Saturday, Sunday and any day which in the Commonwealth of Virginia is a legal holiday or a day on which banking institutions are authorized by law or by other governmental actions to close.

     1.2 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the “Closing” (as hereafter defined), each Seller shall sell, transfer and convey to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, all of each Seller’s rights, title and interests in and to its Property as identified on Schedule 1.2.

     1.3 Encumbrances. The Purchaser shall acquire each Property with legal warranty free and clear of all liabilities, obligations and commitments of the Sellers and free and clear of all liens, hypothecs, prior claims, servitudes and any other encumbrances other than the “Permitted Exceptions” (as hereafter defined).

     1.4 Purchase Price. On the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, all of the rights, title and interests of the

Sellers in and to the Properties and the “Leases” (as hereafter defined) for an aggregate purchase price (the “Aggregate Purchase Price”) of $4,467,340 (US). On the date of full execution of this Agreement (as reflected by the dates opposite the signatures on the execution page hereof) (the “Execution Date”), the Purchaser shall deposit with First American Title Insurance Company (the “Title Insurer”) the sum of $100,000, to be held in an interest-bearing account to be approved by the Purchaser (such deposit, together with any interest earned thereon, is hereafter referred to as the “Deposit”), to be held in accordance with an Escrow Agreement substantially in the form attached hereto as Schedule 1.4, which shall be applied to the Aggregate Purchase Price, retained by the Sellers, or refunded to the Purchaser, all as more particularly set forth herein. The Aggregate Purchase Price shall be allocated between the Properties as set forth in Schedule 1.2, provided that the parties may change such allocations hereafter by mutual agreement. The Aggregate Purchase Price shall be payable as follows:

1.4.1 At the Closing, the Deposit shall be applied against the Aggregate Purchase Price; and

1.4.2 At the Closing, the Purchaser shall pay the remainder of the Aggregate Purchase Price to the Sellers by wire transfer of immediately available funds.

The Aggregate Purchase Price will be adjusted pursuant to Sections 4.1, 6.1 and 6.2, as applicable.

2. DUE DILIGENCE

     2.1 Purchaser’s Tests and Inspections. The Purchaser, its agents, contractors, employees and other representatives, shall have the right at any time during normal business hours throughout the period (the “Due Diligence Period”) extending from the Execution Date to 11:59 p.m. on the 30th day thereafter, and upon 24 hours prior notice to the Sellers (which notice may be oral or written,) to enter upon the Properties, subject to the rights of the respective tenants thereof, and to conduct environmental assessments, appraisals, surveys and other inspections and tests of the Properties. The Purchaser shall have the right, by written notice to the Sellers, to extend the Due Diligence Period for up to ten (10) days to the extent necessary for the Purchaser to obtain final reports from the third party inspectors and service providers performing the services referenced in the preceding sentence. The Purchaser, in its sole and absolute discretion, shall have the right to terminate this Agreement by giving written notice of termination to the Sellers at any time prior to the expiration of the Due Diligence Period. Upon any such termination, the Deposit shall be returned to the Purchaser, and the parties shall have no further rights or obligations hereunder, except for any obligations imposed under the last 3 sentences of this Section 2.1, the Sellers’ indemnification obligations under Section 6.21 hereof with respect to a breach of the Sellers’ representations and warranties under Section 6.20 hereof, the Purchaser’s indemnification obligations under Section 7.6 hereof with respect to a breach of the Purchaser’s representations and warranties under Section 7.5 hereof, the Purchaser’s obligations under Sections 8.1.1 and 8.1.3 hereof, and the Sellers’ obligations under Sections 8.2.1 and 8.2.2 hereof (together, the "Post-Termination Obligations”). The Purchaser shall indemnify against and hold the Sellers harmless from any claims, demands, liabilities, losses damages, costs, and expenses, including, without limitation, attorneys’ fees, arising from entry upon the Properties by the Purchaser, or any of the Purchaser’s agents, contractors, employees, or other representatives, or the conduct of such tests, surveys, studies or other due diligence. If the Closing does not occur, the Purchaser, at its own expense, shall repair any damage to the Properties caused in the performance of the Purchaser’s tests and studies. If the Purchaser elects to rescind and terminate this Agreement as aforesaid, the Purchaser shall deliver to the Sellers copies of the written results of such tests, surveys, studies and other due diligence (other than internal marketing or economic studies) within thirty (30) days after the expiration of the Due Diligence Period.

     2.2 Surveys and Title Commitments. Within five (5) days after the commencement of the Due Diligence Period, the Purchaser will order the following relative to the Properties: (a) ALTA/ACSM land title surveys (or an acceptable Canadian equivalent thereof); and (b) ALTA Form B 1970 title insurance commitments, including all required endorsements (together, the “Title Commitments”), issued by the Title Insurer’s National Accounts Office in Washington, D.C. The Purchaser shall be responsible for the costs of such surveys and the Title Commitments as provided in Section 5.5 hereof.

     2.3 Delivery of Documents and Information. Prior to the date of this Agreement, the Sellers delivered to the Purchaser certain documents and items of information with respect to the Properties, including, without limitation, the following:

2.3.1 Copies of the leases as to each of the Properties (the “Leases”), and the related lease guaranties (the “Lease Guaranties”), as follows:

     2.3.1.1 That certain Lease Agreement, dated as of July 28, 2001 (the “Dorval Lease”), between Data Business Form Limited, as Tenant (the “Tenant”), and the Dorval Seller, as Landlord;

     2.3.1.2 That certain Unconditional Guaranty Agreement, dated as of July 27, 2001, from Workflow Management, Inc., a Delaware corporation (the “Guarantor”), to the Dorval Seller;

     2.3.1.3 That certain Lease Agreement, dated as of July 28, 2001 (the “Granby Lease”), between the Tenant, as Tenant, and the Granby Seller, as Landlord; and

     2.3.1.4 That certain Unconditional Guaranty Agreement, dated as of July 27, 2001, from the Guarantor to the Granby Seller; and

2.3.2 Copies of the most recent survey and owner’s title insurance policy for each of the Properties.

     2.4 Additional Information. The Sellers shall furnish to the Purchaser all information concerning the title to, the condition or operation of, and the income from the Properties that is in the possession of the Sellers and that the Purchaser may reasonably request.

3. STATUS OF TITLE TO THE PROPERTIES

     3.1 State of Title. At Closing, the Sellers shall own and be the registered owner of good and marketable fee simple title (or its Quebec civil law equivalent) to the Properties, subject only to those servitudes, covenants, conditions, restrictions and other matters affecting title as set forth in Schedule 3.1 attached (the “Scheduled Exceptions.”) The Leases and the Scheduled Exceptions are referred to collectively herein as the “Permitted Exceptions.”

     3.2 Preliminary Evidence of Title. Within 3 weeks after the Execution Date, the Purchaser shall obtain, in a form acceptable to the Purchaser, the following documents to evidence the condition of the title to each Property:

3.2.1 The Title Commitments which shall commit the Title Insurer to insure, at standard rates, good and marketable title to each Property, subject only to the Permitted Exceptions, in the amount of the Purchase Price of each such Property. The Title Commitments shall reflect that fee simple title (or its Quebec civil law equivalent) is held by the respective Seller. The owner’s title insurance policies, and endorsements thereto, to be issued to the Purchaser at Closing pursuant to Section 5.3.5 hereof are hereafter referred to as the “Title Insurance Policies.”

3.2.2 Sub-searches followed by title opinions (the “Title Opinions”) for each Property evidencing that each Property is owned by the corresponding Seller by good and marketable title free and clear of all hypothecs, prior claims, servitudes, leases, encumbrances and other charges other than the Permitted Exceptions.

3.2.3 Written results of searches reflecting any liens, hypothecs, bankruptcies, and litigation (the “RDPRM Searches”), conducted by the Purchaser’s attorneys in connection with the Sellers or the Properties. The RDPRM Searches shall be conducted as to each Seller and shall search the appropriate registries.

     3.3 Title Defects. The Purchaser shall have the right to review the Title Commitments, Title Opinions, RDPRM Searches and any surveys or certificates of location of the Properties obtained by Purchaser or any existing survey or certificate of location (or any revision or update of any of them, all of which are collectively referred to as the “Surveys”). The Purchaser shall obtain any new Surveys within 3 weeks after the Execution Date. The Purchaser shall notify the Sellers in writing within 10 business days after the Purchaser receives the last of the Title Commitments, Surveys, Title Opinions and RDPRM Searches, as the case may be, of any defects in or exceptions to title to either of the Properties (other than the Permitted Exceptions) that the Purchaser finds to be unacceptable. Within 5 business days after receiving such notice from the Purchaser, the Sellers shall notify the Purchaser of the Sellers’ election (a) to cure such exceptions, in which event the Sellers shall cure such exceptions promptly and at their expense, including, if applicable, obtaining a judgment confirming title, and the Closing Date shall be extended as necessary to permit the completion of such cure, or (b) not to cure such exceptions, in which event the Purchaser shall either waive such condition and proceed to purchase the Properties as provided herein or terminate this Agreement. If the Purchaser so elects to terminate, the Deposit shall be returned to the Purchaser, and the parties shall have no further rights or obligations hereunder, except for the Post-Termination Obligations. Unless the Sellers expressly agree to do so, the Sellers shall have no obligation to cure or remove any title defects or exceptions; provided that the Sellers shall pay off the Mortgage Loan, and any other monetary liens and hypothecs (other than the Permitted Exceptions), at the Closing so as to effect the release of the Properties from any mortgages, deeds of trust, hypothecs and other documents and instruments securing repayment of the Mortgage Loan.

4. CLOSING PRORATIONS AND ADJUSTMENTS

     4.1 Prorations and Adjustments. Rent payable under the Leases shall be prorated between the Sellers and the Purchaser as of the Closing Date, with the Sellers being entitled to all of such rent accruing up to and through the Closing Date, and the Purchaser being entitled to all of such rent accruing after the Closing Date. The Tenant for each Property is solely responsible for, and the Sellers and the Purchaser shall not prorate or adjust between themselves, any other disbursements, payments, or obligations relating to the Properties, whether accruing before, during or after the Closing Date, including, without limitation,:

     4.1.1 Real estate and personal property taxes and assessments; and

     4.1.2 Water, electric, telephone and all other utility and fuel charges.

5. CLOSING

     5.1 Closing Date. The closing of the purchase and sale transaction contemplated by this Agreement (the “Closing”) shall occur at the offices of the Title Insurer at 9:00 a.m. on the 20th day after the expiration of the Due Diligence Period (the “Closing Date,” provided that, if such 20th day is not a business day, the Closing Date shall be the next business day thereafter), provided that all conditions to Closing have been satisfied or waived, or at such other time and place as the Sellers and the Purchaser shall agree in writing.

5.2 Closing Documents

5.2.1 Sellers. Not later than the Closing Date, the Sellers shall deliver or execute and deliver, as the case may be, to the Purchaser the following:

     5.2.1.1 Executed originals of the deeds of transfer for the Properties;

     5.2.1.2 Original, executed counterparts of the Leases and the Lease Guaranties;

     5.2.1.3 An executed assignment and assumption agreement (the “Assignment”) with respect to the Leases in the form attached as Schedule 5.2.1.3;

     5.2.1.4 An executed quitclaim bill of sale as to all of Sellers’ rights, title and interests, if any, in and to any tangible personal property and fixtures at or on the Properties in the form attached as Schedule 5.2.1.4;

     5.2.1.5 Any affidavits, certificates and other documents that are reasonably required for the Title Insurer to issue the Title Insurance Policies in the form required by this Agreement;

     5.2.1.6 For each Seller, a resolution authorizing the transactions contemplated by this Agreement, a certified copy of each of the Certificates of Incorporation and Registration, and the Memorandum and Articles of Association, and a certificate of incumbency certifying the titles and signatures of the persons authorized to consummate the transactions contemplated hereunder on behalf of such Seller;

     5.2.1.7 The Seller’s Certificate Re: Representations and Warranties (the “Seller’s Certificate”) in the form attached as Schedule 5.2.1.7;

     5.2.1.8 An opinion of Sellers’ counsel substantially in the form attached as Schedule 5.2.1.8; and

     5.2.1.9 All other documents reasonably required by the Purchaser in connection with the transactions contemplated by this Agreement, provided that such documents do not require the Sellers to make representations, warranties and covenants, or to incur obligations, in addition to those required by or provided under this Agreement.

5.2.2 Purchaser. At the Closing, the Purchaser shall deliver, pay or execute and deliver, as the case may be, the following:

     5.2.2.1 The Aggregate Purchase Price as provided in Section 1.4 hereof;

     5.2.2.2 An executed original of the deeds of transfer of the Properties;

     5.2.2.3 For the Purchaser, a resolution authorizing the transactions contemplated by this Agreement, a certified copy of each of the partnership certificate, the partnership agreement and any other structural documents of the Purchaser, a certificate of incumbency certifying the titles and signatures of the persons authorized to consummate the transactions contemplated hereunder on behalf of the Purchaser, and a certificate of good standing, or its equivalent, from the appropriate governmental authority in the state of the Purchaser’s organization;

     5.2.2.4 The Assignment;

     5.2.2.5 An opinion of Purchaser’s counsel substantially in the form attached as Schedule 5.2.2.5;

     5.2.2.6 All other documents reasonably required by the Sellers in connection with the transactions contemplated by this Agreement, provided that such documents do not require the Purchaser to make representations, warranties and covenants, or to incur obligations, in addition to those required by or provided under this Agreement.

     5.3 Conditions to the Purchaser’s Obligation to Close. The obligations of the Purchaser under this Agreement, including the obligation to pay the Aggregate Purchase Price at Closing as provided in Section 1.4 hereof, are subject to the satisfaction of the following conditions (unless explicitly waived in writing):

5.3.1 Each and every representation and warranty of the Sellers contained in this Agreement shall be true, correct and complete in all material respects as of the date hereof and at all times through the Closing Date as certified in Seller’s Certificate;

5.3.2 The Sellers shall have fully performed and satisfied each and every material obligation, term and condition to be performed and satisfied by them under this Agreement;

5.3.3 All consents, authorizations, certificates, and approvals required to be obtained by the Sellers in connection with this Agreement shall have been obtained;

5.3.4 The condition of the Property shall not have changed materially since the Execution Date;

5.3.5 The Purchaser shall have received the Title Insurance Policy (or marked-up commitment therefor) for each Property insuring fee simple title to such Property in the amount of the Purchase Price for such Property, subject only to the Permitted Exceptions, at the Purchaser’s expense.

5.3.6 The Sellers shall have delivered to the Purchaser all closing documents required by Section 5.2.1 hereof.

5.3.7 The “U.S. Sellers” (as hereafter defined) shall close under that certain Real Property Purchase and Sale Agreement, of even date herewith (the “U.S. Purchase Agreement”), between the Purchaser and PBC-Pocono, L.L.C. and PBC-Norfolk, L.L.C. (the “U.S. Sellers”) contemporaneously with the Closing.

5.3.8 No material adverse change shall have occurred in the financial condition of the Tenants and the Guarantor since the Execution Date.

5.3.9 The Sellers shall have delivered to the Purchaser a certificate from each Tenant, dated no more than 30 days prior to the Closing Date, certifying: (1) that such Tenant has accepted the premises leased under its Lease; (2) that such Lease is in full force and effect and has not been modified (or, if modified, setting forth all modifications thereof), or, if such Lease is not in full force and effect, specifying the reasons therefor; (3) the commencement date and the scheduled expiration date of such Lease, whether such Tenant has any options to extend the term thereof and, if so, describing such extension options; (4) the date to which the base rent and additional rent under such Lease have been paid and the amount thereof then payable; (5) the amount of the prepaid rent and/or security deposit, if any, being held by the corresponding Seller, as landlord; (6) whether, to such Tenant’s knowledge, there are then any existing defaults by the corresponding Seller in the performance of its obligations under such Lease, and, if there are any such defaults, specifying the nature and extent thereof; and (7) that no notice has been received by such Tenant of any default under such Lease that has not been cured, except as to defaults specified in such certificate. Each such certificate shall not contain any information that is inconsistent with the terms of the corresponding Lease; provided that such certificate may reflect any uncured claim of breach or default, or any information that is inconsistent with the terms of the corresponding Lease, only if such uncured claim or inconsistent information is acceptable to the Purchaser.

5.3.10 The Purchaser shall have received as to each Property (i) a zoning letter for the jurisdiction in which the Property is located in form acceptable to the Purchaser or (ii) a zoning report/evaluation from a zoning consultant selected by the Purchaser or (iii) an opinion of counsel acceptable to the Purchaser, in each case indicating that the use and operation of the Property are in compliance with the applicable zoning ordinance. Purchaser shall request such zoning letter, zoning report/evaluation or opinion of counsel, as appropriate, promptly after the Execution Date, shall thereafter diligently pursue the issuance thereof and shall be solely responsible for any fees or costs in connection therewith.

     5.4 Conditions to the Sellers’ Obligation to Close. The obligations of the Sellers under this Agreement are subject to the satisfaction of the following conditions (unless explicitly waived in writing):

5.4.1 Each of the representations and warranties of the Purchaser contained in this Agreement shall be true, correct and complete as of the date hereof and at all times through the Closing Date.

5.4.2 The Purchaser shall have fully performed and satisfied each and every material obligation, term and condition to be performed and satisfied by it under this Agreement.

5.4.3 All consents, authorizations and approvals required to have been obtained by the Purchaser in connection with this Agreement shall have been obtained.

5.4.4 The Purchaser shall close under the U.S. Purchase Agreement contemporaneously with the Closing.

     5.5 Transaction Costs. Regardless of whether Closing occurs, but subject to the provisions of Article 9 hereof, each of the parties shall be responsible for its own costs in connection with this Agreement and the transaction contemplated hereby, including, without limitation, fees of attorneys, engineers, accountants, surveyors, title insurers and other professionals; provided that the Purchaser shall be responsible for all of its due diligence costs, including title examination costs, for all title insurance premiums and charges, survey costs, mutation duties, the cost for the preparation and delivery of title opinions, searches at the applicable land registries, and notary fees. The Sellers shall be responsible for any fees or costs that are charged by GE Capital in connection with the payoff of the Mortgage Loan. Documentary stamps, clerk’s fees, transfer and recordation taxes, costs of registration and other recording, filing and registration costs with respect to the deeds of transfer, including, without limitation, land transfer duties, shall be paid by the Purchaser.

6. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, and solidarily, represent and warrant to the Purchaser that, except as described on the Schedules attached and incorporated by reference herein, the following are true, complete and correct as of the date of this Agreement.

     6.1 Organization. Each of the Sellers is an unlimited liability company duly organized and validly existing under the laws of the Province of Nova Scotia, and has all requisite power and authority to own or lease and operate its properties (including its respective Property) and assets and to conduct its business in the manner in which they are being owned or leased and operated and conducted, as the case may be. Each Seller is duly qualified in all jurisdictions where its ownership, lease or operation of assets and properties (including the Properties) or the conduct of its business requires such qualification.

     6.2 Authority. The execution and delivery of this Agreement and all agreements, documents and instruments contemplated hereby, and the performance of all transactions contemplated herein or therein, have been duly and validly authorized by all necessary corporate action, and by all necessary action of the board of directors, of each Seller. This Agreement and the agreements, documents and instruments to be executed and delivered by the Sellers in connection herewith constitute the legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws generally affecting creditors’ rights and remedies, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification under or contemplated by this Agreement or such other agreements may be limited by federal or state securities laws or public policy relating thereto. To the knowledge of the Sellers, neither of the Sellers is required to obtain any consent, authorization, approval or waiver from any governmental agency or authority or from any third party in connection with the execution and delivery of, and the performance of the obligations to be performed under, this Agreement and the documents and instruments to be executed and delivered in connection herewith, or, if any of the foregoing is required, it has been obtained.

     6.3 Interest in Properties. Each Seller is the registered and beneficial owner of, and has good, marketable and insurable fee simple title (or its Quebec civil law equivalent) to, the

Properties set forth opposite such Seller’s name on Schedule 1.2, free and clear of all hypothecs, prior claims, servitudes, encroachments, leases, charges, liens, options, adverse claims or encumbrances, except the Permitted Exceptions. Between the date hereof and the Closing Date, no liens, claims, hypothecs, servitudes or encumbrances will be created by Seller or permitted to be created by Seller on any Property other than Permitted Exceptions. Except for the Tenants, their assigns and subtenants, if any, there are no parties in possession of any portion of the Properties as of the Closing Date, and there are no other rights of possession, or agreements providing for the sale, assignment or transfer of title to either Property or portion thereof (other than this Agreement), which have been granted by the Sellers to any third parties.

     6.4 No Defaults. (a) Each of the Sellers has performed in all material respects its material obligations under any agreement, license, contract, deed, mortgage, hypothec, lease, instrument, certificate, affidavit or covenant affecting title to the Properties; (b) there are no contracts or agreements between either of the Sellers and any third party, such as maintenance, service, or utility contracts, affecting title to the Properties; and (c) there are no contracts or agreements between either of the Sellers and any third party for the management or leasing of either Property, and there is no leasing commission due and owing, or to become due and owing, in connection with either of the Leases; and (d) except for the Permitted Exceptions, there are no contracts, agreements, liabilities, claims or obligations of any kind or nature relating to title to the Properties and to which the Purchaser will be bound or the Properties will be subject after the Closing.

     6.5 No Litigation; No Expropriation. There are no actions, suits, proceedings or claims pending, or to the knowledge of each Seller, threatened or contemplated, with respect to or in any manner affecting the Properties, or either Seller’s interest therein, or the ability of each Seller to complete the transactions contemplated by this Agreement, or that could prevent either Seller from satisfying its obligations under this Agreement. Neither Seller has received written notice of any pending or threatened expropriation or similar proceedings or special assessments affecting the Properties, or any part thereof.

     6.6 No Violation. The execution and delivery of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith, the consummation of the transactions contemplated hereby or thereby, and the operation of each Property shall not: (a) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement, contract, mortgage, hypothec, deed, lease, license, or instrument to which either Seller is a party or is subject or to which either Property is subject; (b) to the Sellers’ knowledge, violate any agreement, contract, mortgage, deed, hypothec, lease, license, franchise, restriction, easement, servitude, restrictive covenant or instrument to which either Seller or either Property is subject; (c) to the Sellers’ knowledge, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order applicable to either Seller; (d) with respect to each Seller, violate any provision of its organizational documents; or (e) result in the acceleration of any indebtedness or any encumbrance pertaining to either Seller or either Property, or the cancellation of any contract, agreement, license, instrument or lease pertaining to either Property. Neither of the Sellers has received any written notice of any material violation (both as to the condition and the use of the

Properties) of any applicable laws, statutes, ordinances, codes (including, but not limited to, zoning, building, subdivision, pollution, environmental protection, water disposal, health, fire and safety engineering codes, and laws and regulations with respect to the submetering of any utilities serving either Property), and the rules and regulations of, any governmental authority having jurisdiction over either of the Properties.

     6.7 Required Obligations. The Sellers have paid and performed all material obligations relating to the Properties required to have been paid or performed prior to the date hereof and prior to the Closing Date.

     6.8 Condition of Properties. To Sellers’ knowledge, none of the structural, mechanical, electrical, plumbing, roofing and other major systems on either Property are required to be replaced or are in need of material repair.

     6.9 Utilities. To the Sellers’ knowledge, usable sanitary and storm sewers and public water, gas and electrical utilities of adequate capacity for the operation of the Properties as presently operated, are installed in, and are duly connected to, the Properties and can be used without any charge except the normal user charges for sanitary sewers and the normal and usual charges imposed for public water, gas and electrical utilities.

     6.10 Zoning. To each Seller’s knowledge, each Property is currently located in areas zoned for its current use, which classification permits the development, use and operation of the improvements on such Property as such improvements currently are being used. The Sellers have no knowledge of any threat of, and have not received written notice of, any proceeding to change adversely or down-zone the existing zoning classification as to any portion of either Property. The Properties are not subject to the provisions of an Act to Preserve Agricultural Land and Agricultural Activities or the Cultural Property Act.

     6.11 Improvements. To Sellers’ knowledge, all improvements on the Properties comply with all requirements of applicable laws, ordinances, regulations and orders, including, without limitation, applicable zoning, building and fire safety codes and all restrictive covenants, if any, and other servitudes, encumbrances or agreements affecting title to either of the Properties.

     6.12 Environmental Matters.

     6.12.1 For purposes of this Agreement:

     6.12.1.1 “Environmental Claim” means any claim, action, cause of action, investigation, or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or civil or criminal penalties) arising out of or resulting from (a) the actual or alleged presence or release into the environment of any Substance of Concern at any location, whether or not owned or operated by either of the Sellers, or (b) circumstances forming the basis of any actual or alleged violation of any Environmental Law.

     6.12.1.2 “Environmental Laws” means all federal, provincial, local, and municipal laws, regulations, bylaws, treaties, orders in counsil, policies, directives or guidelines relating to pollution or protection of human health or the environment (including, without limitation, those (i) relating to actual or threatened emissions, discharges, releases, or migration of Substances of Concern, (ii) civil or common law principles of delictual liability, and (iii) otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Substances of Consern.

     6.12.1.3 “Substances of Concern” means contaminants of any kind, pollutants, chemicals, wastes, toxic substances, hazardous substances, or radioactive materials, as they are regulated pursuant to any Environmental Laws, including, without limitation, (a) petroleum or any fraction thereof, (b) asbestos, or (c) any substance or material defined as a “hazardous material” pursuant to Section 1 of the Environment Quality Act (R.S.Q. c. Q-2) and its regulations.

6.12.3 To the Sellers’ knowledge, each Seller and its Property are in material compliance with all applicable Environmental Laws.

6.12.4 To the Sellers’ knowledge, there are no pending or actual Environmental Claims relating to the Sellers or the Properties.

6.12.5 The Sellers have not caused or, to their knowledge, allowed the generation, treatment, storage or disposal of Substances of Concern at the Properties, except in accordance with applicable Environmental Laws, and have no knowledge of the release of Substances of Concern in, on or under the Properties, or of the migration offsite of such Substances of Concern, except in accordance with applicable Environmental Laws.

     6.13 Insurance. Neither Seller has received from any insurance company that carries underwriters insurance on either Property, or any Board of Fire Underwriters, any notice of any defect or inadequacy in connection with either Property or its operation that has not been corrected.

     6.14 Compliance. To the Sellers’ knowledge, each Seller has complied in all material respects with all laws, ordinances, rules, regulations and orders of governmental authorities applicable to the ownership, management, operation, maintenance and repair of the Properties.

     6.15 Leases.

6.15.1 Schedule 6.15.1 contains a true, complete and correct list of all current Leases for the Properties or any part thereof, including, without limitation, all agreements and understandings with respect to the use or lease of all or any portion of the Properties or otherwise constituting Leases that are currently outstanding, including all amendments thereof and modifications thereto, and the Sellers have delivered to the Purchaser complete copies of each of the Leases, and complete written descriptions of all oral modifications thereof, if any;

6.15.2 To the Sellers’ knowledge, neither Tenant has any claim or basis for any claim for reduction, deduction or set-off against the landlord or the rent under its Lease;

6.15.3 Each Seller is the sole owner of the lessor’s interest in the corresponding Lease, both of the Leases are in full force and effect, and, to the Sellers’ knowledge, there are no defaults thereunder by the Tenants or either of the Sellers;

6.15.4 The Leases have not been modified except as reflected on Schedule 6.15.1;

6.15.5 All painting, repairs, alterations, and other work required to be performed by each Seller, as landlord, under its Lease, if any, and all other obligations of such Seller, as landlord, required to be performed thereunder, if any, have been fully performed and paid for in full;

6.15.6 The Tenants are not, and shall not become, entitled to any concession, rebate, allowance or free rent for any period subsequent to the Closing Date without the prior written consent of the Purchaser, no change in the Leases shall be made without the prior written consent of the Purchaser, and no new leases as to either of the Properties shall be entered into by the Sellers after the date hereof, except with the prior written consent of the Purchaser, in its sole and absolute discretion;

6.15.7 Neither Tenant has given either of the Sellers notice of its intention to vacate its demised premises prior to the end of the term of its Lease;

6.15.8 There are no leasing commissions required under or in connection with the Leases;

6.15.9 Each Tenant is the sole lessee under its Lease. To the Sellers’ knowledge, there are no subleases of all or any part of the Properties, and (except for any leasehold mortgage or mortgages permitted by the terms of the respective Lease), neither of the Tenants has assigned or encumbered all or any portion of its Lease or the corresponding Property or otherwise transferred its interest in such Lease or such Property.

6.15.10 The commencement date and expiration date of each of the Leases are July 28, 2001 and July 31, 2021, respectively. Neither of the Tenants has exercised any options or rights to renew, extend, amend, modify, or change the term of its Lease, and has no renewal options or rights other than as set forth in its respective Lease.

6.15.11 The current monthly base rent under the Dorval Lease is $19,132.25 (CDN), and under the Granby Lease is $35,701.94 (CDN). Such monthly base rent has been paid through August 31, 2004 for each Lease. No such rent has been prepaid for more than one month. No abatements in such monthly base rent are currently in effect, and neither of the Tenants is entitled to any such abatements.

6.15.12 Neither of the Tenants has made a security deposit under its Lease.

6.15.13 Each of the Tenants has accepted possession of the premises under its Lease and is conducting its business therein.

6.15.14 There are no actions for which any landlord consent required under a Lease has been given to the corresponding Tenant (by way of illustration and not limitation, consent to sublease or alter the premises) that have not yet been taken or performed.

6.15.15 To the Sellers’ knowledge, neither of the Tenants has filed, or is the subject of any filing, for bankruptcy or reorganization under federal or state bankruptcy, insolvency, reorganization or similar laws.

     6.16 Service Contracts. Schedule 6.16 is a list of all of the Sellers’ contracts affecting or pertaining to the Properties, including, without limitation, union, purchase, service and maintenance agreements, and equipment leases affecting or pertaining to the Properties or any part thereof (the “Service Contracts”). Neither Seller is a party to any licenses or leases of personal property or any other contracts or agreements, written or oral, relating to the management, operation, maintenance or repair of either Property, or otherwise, except for the Leases and the Service Contracts. The Sellers have performed all obligations required to be performed by them, and are not in default, under any of the Service Contracts.

     6.17 Permits. All material permits, licenses, inspections and other approvals from all applicable governmental authorities having jurisdiction over each Seller and Property that are necessary in connection with the ownership, and, to the Sellers’ knowledge, in connection with the use and operation, of each Property as it is currently used, have been obtained and are in full force and effect.

     6.18 Taxes. The Sellers have paid all real property taxes and assessments applicable to the Properties that are required to be paid prior to Closing.

     6.19 Books and Records. The books, records and notes of each Seller with respect to its Property which have been made available to the Purchaser are complete and correct in all material respects.

     6.20 No Brokers. Except for Thalhimer Commercial Real Estate (“TCRE”), neither of the Sellers has dealt with any other broker, finder, real estate agent or other person in connection with the transaction contemplated hereunder, and no such broker, finder, real estate agent or other person is entitled to a commission or finder’s fee in connection with the transaction contemplated hereunder, or will be entitled to make any claim against either of the Properties or the Purchaser for a commission or finder’s fee, by reason of having been engaged by either or both of the Sellers. Sellers shall be responsible for payment of any and all broker fees and commissions payable to TCRE in connection with the transaction contemplated hereunder.

     6.21 Survival of Representations and Warranties; Indemnification. The representations and warranties of the Sellers made in this Agreement shall survive the Closing and consummation of the transactions contemplated hereby, and shall remain in full force and effect thereafter only to the extent that the Purchaser provides the Seller with written notice of any breach, violation or right to indemnification thereunder within a period ending 12 months after the Closing. The Sellers hereby agree to indemnify against and hold the Purchaser harmless from any and all losses, damages, liabilities, claims, demands, suits, actions, causes of action, proceedings, fines, costs and expenses, including, without limitation, attorneys’ fees and costs, made or filed against, or incurred by, the Purchaser and arising out of or in connection with any breach of any of the representations, warranties and covenants of the Sellers made in this Agreement.

     6.22 Bulk Sales. Each of the Sellers agree, for a period of 1 year following the Closing Date, to solidarily indemnify and save harmless the Purchaser with respect to any claim (including all reasonable legal expenses, losses, damages, costs and expenses associated with such claims) which any unpaid creditor of the Sellers may assert as a result of the failure by the Sellers to obtain an unpaid creditor’s consent to the sale of the Properties without being paid from the proceeds of sale or as a result of any non-compliance or alleged non-compliance with the provisions of the Civil Code of Quebec regarding the sale of an enterprise or the provisions of any other applicable similar legislation of another jurisdiction.

7. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that the following are true, complete and correct as of the date of this Agreement:

     7.1 Organization, Good Standing and Qualification. The Purchaser (a) is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business and to own or lease and operate its assets and properties in the manner in which it or they are being conducted and owned or leased and operated, as the case may be, and (c) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of its properties or assets or the conduct of its business requires such qualification.

     7.2 Authorization. The execution and delivery of this Agreement and all agreements, documents and instruments contemplated hereby, and the performance of all transactions contemplated herein or therein, have been duly and validly authorized by all requisite action of the Purchaser and its directors and shareholders. This Agreement, and the agreements, documents and instruments to be executed and delivered in connection herewith, constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification under or contemplated by this Agreement or such other agreements may be limited by federal or state securities laws or public policy relating thereto. To the knowledge of the Purchaser, the Purchaser is not required to obtain any consent, authorization, approval or waiver from any governmental agency or authority or from any third party in connection with the execution and delivery of, and the performance of the obligations to be performed under, this Agreement and the documents and instruments to be executed and delivered in connection herewith or, if any of the foregoing is required, it has been obtained.

     7.3 No Violation. The execution and delivery of this Agreement and the agreements, documents and instruments to be executed and delivered in connection herewith, the consummation of the transactions contemplated hereby or thereby, and the operation of each Property shall not: (a) conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement, contract, mortgage, deed, lease, license, franchise or instrument to which the Purchaser is a party or is subject; (b) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order applicable to the Purchaser; or (c) violate any provision of the organizational documents of the Purchaser.

     7.4 No Litigation. The Purchaser is not involved in any pending or, to its knowledge, threatened litigation that, if adversely resolved, could materially affect its operations or financial condition or the ability to perform its obligations under this Agreement.

     7.5 No Brokers. Except for TCRE, the Purchaser has not dealt with any other broker, finder, real estate agent or other person in connection with the transaction contemplated hereunder, and no such broker, finder, real estate agent or other person is entitled to a commission or finder’s fee in connection with the transaction contemplated hereunder, or will be entitled to make any claim against either of the Properties or the Sellers for a commission or finder’s fee, by reason of having been engaged by the Purchaser.

     7.6 Survival of Representations and Warranties; Indemnification. The representations and warranties of the Purchaser made in this Agreement shall survive the Closing and consummation of the transactions contemplated hereby, and shall remain in full force and effect only to the extent that the Sellers provide the Purchaser with written notice of any breach, violation or right to indemnification thereunder within a period ending 12 months after the date of this Agreement. The Purchaser hereby agrees to indemnify against and hold the Sellers harmless from any and all losses, damages, liabilities, claims, demands, suits, actions, causes of action, proceedings, fines, costs and expenses, including, without limitation, attorneys’ fees and costs, made or filed against, or incurred by, either or both of the Sellers and arising out of or in connection with any breach of any of the representations and warranties of the Purchaser made in this Agreement.

8. COVENANTS

     8.1 Covenants of the Purchaser. The Purchaser hereby covenants and agrees as follows:

8.1.1 If this Agreement is terminated for any reason, the Purchaser shall promptly return to the Sellers all materials furnished by the Sellers to the Purchaser pursuant to this Agreement.

8.1.2 In connection with inspection of the Properties, the Purchaser shall not unreasonably interfere with either of the Tenants or their respective business operations on the Properties.

8.1.3 Except as and to the extent required by law, the Purchaser will not disclose or use, and will direct its representatives not to disclose or use, any Seller Confidential Information (as hereafter defined) with respect to the Sellers or the Properties furnished, or to be furnished, by either the Sellers or their respective representatives to the Purchaser or its representatives at any time or in any manner, other than in connection with the Purchaser’s evaluation of the transaction contemplated by this Agreement. For purposes of this Paragraph, “Seller Confidential Information” means any information about any of the Sellers or the Properties stamped “confidential” or identified in writing as such to the Purchaser by any of the Sellers in connection with or promptly following its disclosure, unless (a) such information is already known to the Purchaser or its representatives at the time of its disclosure, or such information becomes publicly available through no fault of the Purchaser or its representatives; (b) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated by this Agreement; or (c) the furnishing or use of such information is required by or necessary in connection with legal proceedings. If this Agreement is terminated for any reason, the Purchaser will promptly return to the Sellers, or destroy, any Seller Confidential Information in its possession and certify in writing to the Sellers that it has done so.

8.2 Covenants of the Sellers. The Sellers hereby covenant and agree as follows:

8.2.1 If this Agreement is terminated for any reason, the Sellers shall promptly return to the Purchaser, or destroy, all materials that were furnished by the Purchaser to the Sellers pursuant to this Agreement and certify in writing to the Purchaser that they have done so.

8.2.2 Except as and to the extent required by law, without the prior written consent of the Purchaser, the Sellers shall not, and shall direct their employees, officers, agents and representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of, or discussions regarding a possible transaction between the Purchaser and the Sellers or any of the terms or other aspects of the transaction contemplated by this Agreement, except (i) to the extent required by judicial order or other governmental rules or regulations, or (ii) to the partners, attorneys, officers, directors, employees, accountants and other advisors of Sellers, so long as such persons shall have been informed of Sellers’ obligations hereunder.

8.2.3 The Sellers (i) shall not modify, amend or terminate any Lease, or enter any new lease or other agreement for the use or occupancy of all or any portion of the Properties, without first obtaining the written consent of the Purchaser, and (ii) shall continue to maintain in full force and effect the insurance coverage, if any, that they currently have in effect for the Properties.

8.2.4 The Sellers shall not become a party to any new licenses, equipment leases, contracts or agreements of any kind relating to the Properties, except for (a) such contracts or agreements as will be terminated at or prior to Closing without cost or expense to the Purchaser or (b) contracts which the Purchaser agrees, in its sole discretion, to assume at the Closing. The Sellers shall exercise their respective rights under the Leases to cause the Tenants to continue to maintain and operate the respective Properties, and to keep the respective Properties and the tangible personal property thereon in such condition and repair, as is required by the respective Leases.

8.2.5 The Sellers shall not knowingly take, allow or fail to take any action that will cause the Properties or any of them to fail to comply in any material respect with any federal, state, municipal and other governmental laws, ordinances, requirements, rules, regulations, notices, codes and orders, or any agreements, covenants, conditions, easements and restrictions currently in effect relating to the Properties.

8.2.6 Promptly upon receipt, the Sellers shall provide the Purchaser with copies of all written notices delivered or received under the Leases, correspondence received from any of the Tenants, neighboring property owners, any insurance company which carried insurance on the Properties, from any Governmental Authorities or from any other person or entity with respect to the Properties or any of them, in each case if delivered or received after the date of this Agreement.

8.2.7 The Sellers shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all, or any part, of any Property or any interest therein, nor initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of any Property.

9. TERMINATION

     9.1 Termination by the Purchaser. If any condition for the protection of the Purchaser set forth in this Agreement cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle the Purchaser to terminate its obligations under this Agreement, the Purchaser, at its option, may either (a) terminate this Agreement, in which event the parties shall have no further obligations or liabilities to each other hereunder, and the Deposit shall be returned promptly to the Purchaser, or (b) proceed to purchase the Properties as provided in Section 5. Notwithstanding the foregoing, (i) the parties shall remain liable for the Post-Termination Obligations, and (ii) if the Purchaser exercises either of the foregoing options as a consequence of a material misrepresentation or breach of warranty by either or both of the Sellers hereunder, or of a default by either or both of the Sellers in the performance of their obligations hereunder, the Purchaser shall be entitled to recover the “Due Diligence Expenses” (as hereafter defined) and shall retain all remedies at law and in equity with respect to such misrepresentation, breach or default, including, but not limited to, the right to recover its reasonable attorneys’ fees and costs incurred in connection therewith and (if the Purchaser has not terminated this Agreement) the right to specific performance of this Agreement; provided that the Purchaser shall not be entitled to seek, obtain or recover any consequential or punitive damages. For purposes of the preceding sentence, the term “Due Diligence Expenses” shall mean third party costs and expenses incurred by the Purchaser in conducting its due diligence review of the Properties, including, without limitation, the reports, investigations, surveys and other information described in Section 2.1 hereof, and the Purchaser’s attorneys’ fees incurred in connection with the preparation and negotiation of the letter of intent between the parties, dated June 22, 2004, and this Agreement, and in connection with matters related thereto. Notwithstanding any contrary provisions hereof, a material misrepresentation or breach of warranty by either or both of the U.S. Sellers, or a default by either or both of the U.S. Sellers in the performance of its or their obligations, under the U.S. Purchase Agreement that entitles the Purchaser to pursue the remedies specified in Section 9.1 of the U.S. Purchase Agreement shall also be deemed to be a default by the Sellers in the performance of their obligations under this Agreement that entitles the Purchaser to pursue the remedies specified in this Section 9.1. Notwithstanding any contrary provisions of this Section 9.1 or any other provisions of this Agreement, the Sellers shall not have any obligations or liabilities to the Purchaser, and the Purchaser hereby waives and releases any and all rights and remedies that it may have against the Sellers, arising under Environmental Laws, whether by direct action or proceeding, impleader, cross-claim or other third party claim, action or proceeding or otherwise.

     9.2 Termination by the Sellers. If the Purchaser makes a material misrepresentation or breach of warranty or defaults in the performance of any obligation of the Purchaser under this Agreement for any reason, the Sellers may, at their option, give the Purchaser prompt written notice of such default or failure, and, after 10 days written notice thereof (if the Purchaser fails to cure such misrepresentation, breach or default within such time), the Sellers may, at their option, terminate this Agreement, in which event the Deposit shall be paid to the Sellers as full and complete liquidated damages hereunder, and the parties shall have no further claims against each other and no further rights or obligations hereunder, except for the Post-Termination Obligations. The Sellers shall also have the option, in lieu of terminating this Agreement, to pursue all of the Sellers’ other remedies at law and in equity with respect to such default or failure (including, but not limited to, the right to specific performance of this Contract and the right to recover their reasonable attorneys’ fees and costs incurred in connection therewith); provided that the Sellers shall not be entitled to seek, obtain or recover any consequential or punitive damages. Notwithstanding any contrary provisions hereof, a material misrepresentation or breach of warranty or default in the performance of any obligation of the Purchaser under the U.S. Purchase Agreement that entitles the U.S. Sellers to pursue the remedies specified in Section 9.2 of the U.S. Purchase Agreement shall also be deemed to be a default by the Purchaser in the performance of its obligations under this Agreement that entitles the Sellers to pursue the remedies specified in this Section 9.2. Notwithstanding any contrary provisions of this Section 9.2 or any other provisions of this Agreement, the Purchaser shall not have any obligations or liabilities to the Sellers, and the Sellers hereby waive and release any and all rights and remedies that they may have against the Purchaser, arising under Environmental Laws, whether by direct action or proceeding, impleader, cross-claim or other third party claim, action or proceeding or otherwise.

10. MISCELLANEOUS

     10.1 Assignment. Neither this Agreement nor any interest hereunder may be assigned or transferred by either the Sellers or the Purchaser without the prior written consent of the other party, in such other party’s sole and absolute discretion. Notwithstanding the foregoing provisions, the Purchaser shall be entitled to assign its rights under this Agreement to any entity that is owned, controlled or managed by, or under common control or management with, the Purchaser. No such assignment shall relieve the Purchaser of any of its liabilities or obligations under this Agreement.

     10.2 Entire Agreement. Any prior agreement or understanding among the parties concerning the subject matter hereof is hereby superseded. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and the transaction contemplated hereunder and shall not be modified or amended except by a written document signed by all of the parties. This Agreement shall be for the benefit of, and shall be binding on, the parties and their respective successors and assigns.

     10.3 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier (such as UPS or Federal Express) with receipted delivery, or by facsimile transmission. Notices to the parties shall be addressed as follows:

If to the Sellers:

c/o Palm Beach Capital Partners
180 Royal Palm Way
Palm Beach, FL 33480
Attn: Shaun L. McGruder
Fax: 561-659-9055

with a copy to:

Paul G. Saunders, II, Esq.
Williams, Mullen, Clark & Dobbins
Two James Center
1021 Cary Street
Richmond, VA 23219
Fax: 804-783-6507

If to the Purchaser:

Gladstone Commercial Limited Partnership
1616 Anderson Road, Suite 208
McLean, Virginia 22102
Attn: Mr. Christopher Massey
Fax: 703-286-0795

With a copy to:

Winston & Strawn LLP
1400 L Street, N.W.
Washington, D.C. 20005
Richard F. Williamson, Esq.
Fax: 202-371-5950

All notices given in accordance with the terms hereof shall be deemed effective (a) if delivered in person or by overnight courier, on the business day it is delivered, (b) if sent by registered or certified mail, two (2) business days after deposit with the U.S. mail, and (c) if sent by facsimile transmission, on the date received, if it is a business day, otherwise, on the next business day. Any party may change its address by written notice to all parties sent in accordance with the terms of this Section, and any such notice of change of address shall be effective five (5) days after delivery.

     10.4 Governing Law. Except with respect to conveyancing and related matters where the laws of the Province of Quebec and Canada apply, this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.

     10.5 Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties, but all of which shall be taken together as a single instrument.

     10.6 Interpretation. Both the Sellers and the Purchaser have negotiated the terms and provisions of this Agreement, and, therefore, the rule of construction that any ambiguities shall be construed against the drafter shall not apply, it being understood and agreed that both parties have participated in the drafting of this Agreement.

     10.7 Risk of Loss. The Sellers shall retain the risk of loss until Closing (except for any loss or damage caused by the Purchaser’s tests, surveys, studies and due diligence), and the Purchaser shall bear the risk of loss after Closing.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK
SIGNATURE PAGE TO FOLLOW

SIGNATURE PAGE

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal:

3058348 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company

Date: , 2004
By: (SEAL)
Name:
Title:

3058349 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company

Date: , 2004	By: (SEAL)
Name:
Title:

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership

By: Gladstone Commercial Corporation, its general partner

Date: , 2004	By: (SEAL)
Christopher Massey, Managing Director
1064780.06

SCHEDULE 1.2 - PROPERTIES

SITE NO.	FEE OWNER	PROPERTY ADDRESS	PURCHASE PRICE
1)	3058348 Nova Scotia Company, a Nova Scotia unlimited liability company	290 Guthrie, Dorval, Quebec	$1,528,708 (US)
2)	3058349 Nova Scotia Company, a Nova Scotia unlimited liability company	855 boul. Industrial, Granby, Quebec	$2,938,632 (US)

SCHEDULE 1.4

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into this ___ day of _____, 2004, among 3058348 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company (the “Dorval Seller”), and 3058349 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company (together with the Dorval Seller, the “Sellers”), GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (the “Company”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”). Reference is made to that certain Real Property Purchase and Sale Agreement (Canada) dated as of August 11, 2004 (the “Contract”), between Sellers and the Company. The defined terms

Purchaser and Sellers have agreed to select Escrow Agent to serve as escrow agent with respect to the $100,000.00 deposit (together with any interest earned thereon, the “Deposit”) to be made by Purchaser pursuant to the Contract. The purpose of this Agreement is to prescribe instructions governing the services of Escrow Agent with respect to the Deposit and the Closing.

1. Sellers and Purchaser hereby engage Escrow Agent to serve as escrow agent with respect to the Deposit made by Purchaser pursuant to the terms of the Contract, a copy of which has been delivered to and received by Escrow Agent. Escrow Agent hereby accepts such engagement.

2. Escrow Agent acknowledges receipt of the Deposit and agrees to place the Deposit into an interest-bearing escrow account and to notify Purchaser and Sellers of the location and number of such interest-bearing account. Interest shall be maintained in the escrow account as a part of the Deposit and credited to Purchaser for tax purposes. Purchaser’s Federal Taxpayer Identification Number is ________________.

3. Escrow Agent shall disburse the Deposit and any interest earned thereon in accordance with the terms and conditions of the Contract.

4. In the event that there is a dispute regarding the disbursement or disposition of the Deposit or the interest earned thereon, or in the event Escrow Agent shall receive conflicting written demands or instructions with respect thereto, then Escrow Agent shall withhold such disbursement or disposition until notified by both parties that such dispute is resolved or Escrow Agent may file a suit of interpleader at the cost and expense of Sellers and Purchaser.

5. Escrow Agent shall not be liable for any damage, liability or loss arising out of or in connection with the services rendered by Escrow Agent pursuant to this Agreement unless the same results from the negligence, gross negligence, or willful misconduct of Escrow Agent.

6. Copies of all notices given by any party hereunder shall be delivered in person or mailed, postage prepaid, to all other parties hereto, to the following addresses:

(1) If to Purchaser	Gladstone Commercial Limited Partnership
1616 Anderson Road, Suite 208
McLean, Virginia 22102
Attn: Mr. Christopher Massey

with a copy to:	Winston & Strawn LLP
1400 L Street, N.W.
Washington, D.C. 20005
Attn: Richard F. Williamson, Esq.

(2) If to the Sellers:	3058348 Nova Scotia Company
3058349 Nova Scotia Company
c/o Palm Beach Capital Partners
180 Royal Palm Way
Palm Beach, FL 33480
Attn: Shaun L. McGruder

(3) with a copy to:	Paul G. Saunders, II, Esq.
Williams, Mullen, Clark & Dobbins
Two James Center
1021 Cary Street
Richmond, VA 23219

The instructions contained herein may not be modified, amended or altered in any way except by a writing (which may be in counterpart copies) signed by Sellers, Purchaser and Escrow Agent.

7. Purchaser and Sellers reserve the right, at any time and from time to time, to substitute a new escrow agent in place of Escrow Agent.

8. This Agreement is intended solely to supplement and implement the provisions of the Contract and is not intended to modify, amend or vary any of the rights or obligations of Purchaser or Sellers under the Contract.

9. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; provided, however, in no event shall this Agreement be effective unless and until signed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLERS:

3058348 NOVA SCOTIA COMPANY, a Nova Scotia
unlimited liability company

By:
Name:
Its:

3058349 NOVA SCOTIA COMPANY, a Nova Scotia
unlimited liability company

By:
Name:
Its:

PURCHASER:

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP,
a Delaware limited partnership

By
Name:
Its:

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Its:

SCHEDULE 3.1 - SCHEDULED EXCEPTIONS

AS TO THE DORVAL PROPERTY

1.	Any unregistered easements, rights of way or other unregistered interests or claims not disclosed by the Public Records which affect the land.

2.	Taxes, assessments, levies or betterment charges, which are not shown as existing liens by the Public Records or by the records of any relevant taxing authority.

3.	Reservations, limitations, provisos, conditions, restrictions and exceptions contained in the letters patent or the original grant from the Crown, as varied by statute, and unpatented mining claims.

4.	Rights to Hydro-Quebec on, under and/or over any property, without notice, under By-law 634 adopted by Hydro-Quebec, and approved by the Quebec Government.

5.	Matters shown on the Survey/Certificate of Location dated July 19, 2001 prepared by Gaston Lemay, Q.L.S. under file no.3366 including encroachment of curb, chain link fencing and asphalt entrance.

6.	Servitudes registered as numbers 1128231 and 1270629 with respect to the Montreal International Airport (Dorval) Zoning Regulations.

7.	Servitude created in perpetuity under Instrument No. 1754468 and amended by Instrument No. 1814515, 582346 and 569791 restricting the erection of terminals or public warehouses for storage.

8.	A Servitude of right of way between the property and the adjacent property to the west (Lot 875-231) allowing access to Guthrie Avenue, is registered under number 3698403 and affects a 30 feet wide strip of land along either side of the common limit of both properties.

9.	A Servitude and right of superficies created by Multiple Business Forms Canada Inc. and the City of Dorval by deed registered under number 3764379 affecting a strip of land of 6.1 meters in width located along the entire eastern boundary line of the Property, for City’s sewer and water conduits.

10.	Terms and conditions contained in the Lease made between 3058348 Nova Scotia Company and Data Business Forms Inc. dated July 28, 2001 registered under number 5281365, having a 20 year term.

11.	Real Estate Taxes, Assessments and Utilities that are not yet due and payable.

AS TO THE GRANBY PROPERTY

1.	Any unregistered easements, rights of way or other unregistered interests or claims not disclosed by the Public Records which affect the land.

2.	Taxes, assessments, levies or betterment charges, which are not shown as existing liens by the Public Records or by the records of any relevant taxing authority.

3.	Reservations, limitations, provisos, conditions, restrictions and exceptions contained in the letters patent or the original grant from the Crown, as varied by statute, and unpatented mining claims.

4.	Rights to Hydro-Quebec on, under and/or over any property, without notice, under By-law 634 adopted by Hydro-Quebec, and approved by the Quebec Government.

5.	Servitudes in favor of Hydro-Quebec registered under Instrument No. 198275 and 197675 against title to the property. The surveyor has confirmed however that the servitudes do not directly concerns the subject lands.

6.	Matters shown on the Survey/Certificate of Location dated July 18, 2001 prepared by Jacques Bonneau, Q.L.S. under file no. 11384 including a minor setback shortfall on the north limit. The building should be setback from the street Andre-Line a minimum of 12.2 metres when in fact the actual setback is only 12.1 and 12.0 metres.

7.	Terms and Conditions contained in the Lease made between 3058349 Nova Scotia Company and Data Business Forms Inc. dated July 28, 2001 registered under number 424824.

8.	Real Estate Taxes, School Taxes, Assessments and Utilities that are not yet due and payable.

SCHEDULE 5.2.1.3 - FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment") made as of the ___day of ___, 2004 by and between 3058348 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company (the “Dorval Seller”), and 3058349 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company (the “Granby Seller,” and, together with the Dorval Seller, the “Assignor"), and GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Assignee"), recites and provides as follows:

RECITALS:

     1. The Dorval Seller is the owner of certain real property located in Quebec, Canada, and more particularly described in Schedule A, attached and made a part hereof (the “Dorval Real Property"), and the Granby Seller is the owner of certain real property located in Quebec, Canada, and more particularly described in Schedule B, attached and made a part hereof (the “Granby Real Property").

     2. The Dorval Seller is the lessor of the Dorval Real Property pursuant to the lease that is listed on Schedule C, attached and made a part hereof (the “Dorval Lease", which term shall include all guaranties of the tenants’ obligations thereunder), and the Dorval Seller is entitled to receive all rents, issues and profits that are or will be payable pursuant to the Dorval Lease (collectively, the “Dorval Income”, which term shall include all security and other deposits thereunder). The Granby Seller is the lessor of the Granby Real Property pursuant to the lease that is listed on Schedule D, attached and made a part hereof (the “Granby Lease", which term shall include all guaranties of the tenants’ obligations thereunder), and the Granby Seller is entitled to receive all rents, issues and profits that are or will be payable pursuant to the Granby Lease (collectively, the “Granby Income”, which term shall include all security and other deposits thereunder).

     3. By deed of transfer, of even date herewith, the Dorval Seller has conveyed the Dorval Real Property to Assignee, and by deed of transfer, of even date herewith, the Granby Seller has conveyed the Granby Real Property to Assignee.

     4. The Dorval Seller desires to assign to Assignee all of its rights, title and interests in and to the Dorval Lease and the Dorval Income, the Granby Seller desires to assign to Assignee all of its rights, title and interests in and to the Granby Lease and the Granby Income, and Assignee desires to accept such rights, title and interests, and to assume certain obligations with respect thereto, all as hereafter set forth.

AGREEMENT:

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein set forth, $10.00 cash, in hand paid, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby covenant and agree as follows:

     1. Transfer and Assignment. The Dorval Seller hereby sells, grants, conveys, transfers, sets over, delivers, and assigns unto Assignee, its successors and assigns, all rights, title and interests that the Dorval Seller has in and to the Dorval Lease and the Dorval Income, and the Granby Seller hereby sells, grants, conveys, transfers, sets over, delivers, and assigns unto Assignee, its successors and assigns, all rights, title and interests that the Granby Seller has in and to the Granby Lease and the Granby Income; provided that the provisions of Section 4.1 of that certain Real Property Purchase and Sale Agreement (Canada), dated August 11, 2004, between Assignor and Assignee, shall govern the proration of the Dorval Income and the Granby Income between the Dorval Seller and the Granby Seller, on the one hand, and Assignee, on the other hand.

     2 Assumption of Obligations. Assignee hereby assumes and shall observe and perform all of the covenants, duties, obligations and liabilities of the Dorval Seller under the Dorval Lease, and of the Granby Seller under the Granby Lease, accruing after, but not before, the date of this Assignment.

     3. Indemnity. The Dorval Seller hereby agrees to indemnify against and hold Assignee harmless from all claims, demands, losses, damages, liabilities, suits, actions, expenses and costs, including, but not limited to, attorneys’ fees, incurred, arising out of or in connection with the Dorval Seller’s failure, prior to the date hereof, to observe, perform and discharge each and every one of its covenants, duties, obligations and liabilities accruing under the Dorval Lease prior to the date of this Assignment. The Granby Seller hereby agrees to indemnify against and hold Assignee harmless from all claims, demands, losses, damages, liabilities, suits, actions, expenses and costs, including, but not limited to, attorneys’ fees, incurred, arising out of or in connection with the Granby Seller’s failure, prior to the date hereof, to observe, perform and discharge each and every one of its covenants, duties, obligations and liabilities accruing under the Granby Lease prior to the date of this Assignment. Assignee hereby agrees to indemnify against and hold the Dorval Seller harmless from all claims, demands, losses, damages, liabilities, suits, actions, expenses and costs, including, but not limited to, attorneys’ fees, incurred, arising out of or in connection with Assignee’s failure, after the date hereof, to observe, perform and discharge each and every one of the covenants, duties, obligations and liabilities assumed by Assignee pursuant to Section 2 of this Assignment and accruing under the Dorval Lease after the date of this Assignment. Assignee hereby agrees to indemnify against and hold the Granby Seller harmless from all claims, demands, losses, damages, liabilities, suits, actions, expenses and costs, including, but not limited to, attorneys’ fees, incurred, arising out of or in connection with Assignee’s failure, after the date hereof, to observe, perform and discharge each and every one of the covenants, duties, obligations, and liabilities assumed by Assignee pursuant to Section 2 of this Assignment and accruing under the Granby Lease after the date of this Assignment.

     4. Headings. The headings used in this Assignment are for purposes of convenience only and shall not be used in construing the provisions hereof.

     5. Covenant of Further Assurances. The parties agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Assignment.

     6. Successors And Assigns. This Assignment shall bind and benefit the respective successors and assigns of the parties.

     7. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of law principles thereof.

     8. Severability. The provisions of this Assignment shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of the other provisions hereof.

     IN WITNESS WHEREOF, the parties have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:

3058348 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company

By:
Name:
Its:

3058349 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company

By:
Name:
Its:

ASSIGNEE:

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership

By:
Name:
Its:

SCHEDULE A

[Dorval Real Property Legal Description]

SCHEDULE B

[Description of Dorval Lease]

SCHEDULE C

[Granby Real Property Legal Description]

SCHEDULE D

[Description of Granby Lease]

SCHEDULE 5.2.1.4 - FORM OF QUITCLAIM BILL OF SALE

QUITCLAIM BILL OF SALE

     THIS QUITCLAIM BILL OF SALE, dated as of ___, 2004, by and between 3058348 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company (the “Dorval Seller”), and 3058349 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company (the “Granby Seller” and, together with the Dorval Seller, “Seller”), and GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Purchaser”), provides as follows:

W I T N E S S E T H:

     THAT, for and in consideration of the sum of $10.00, cash, in hand paid, and other good and valuable consideration, the receipt and sufficiency of which Seller hereby acknowledges, (a) the Dorval Seller hereby quitclaims, grants, bargains, sells, assigns, transfers, sets over and delivers unto Purchaser, its successors and assigns, all rights, title and interests of the Dorval Seller, if any, in and to all personal property, fixtures, goods, chattels, machinery, furniture, furnishings and equipment of every kind and type, located on or used in connection with the real property more particularly described in Schedule A attached, including, without limitation, all rights, title and interests of Seller, if any, in and to all compressors, engines, elevators and escalators and other mechanical systems, fixtures and equipment, all electrical systems, fixtures and equipment, all heating fixtures, systems and equipment, all air conditioning fixtures, systems and equipment, all plumbing fixtures, systems and equipment, all carpets, drapes and other furnishings, maintenance equipment and tools, signs, appliances, and all other machinery, equipment, fixtures and personal property of every kind and character, and all accessories, improvements, modifications, additions, restorations, repairs and replacements thereto and thereof (collectively, the “Dorval Personalty”), and (b) the Granby Seller hereby quitclaims, grants, bargains, sells, assigns, transfers, sets over and delivers unto Purchaser, its successors and assigns, all rights, title and interests of the Granby Seller, if any, in and to all personal property, fixtures, goods, chattels, machinery, furniture, furnishings and equipment of every kind and type, located on or used in connection with the real property more particularly described in Schedule B attached, including, without limitation, all rights, title and interests of Seller, if any, in and to all compressors, engines, elevators and escalators and other mechanical systems, fixtures and equipment, all electrical systems, fixtures and equipment, all heating fixtures, systems and equipment, all air conditioning fixtures, systems and equipment, all plumbing fixtures, systems and equipment, all carpets, drapes and other furnishings, maintenance equipment and tools, signs, appliances, and all other machinery, equipment, fixtures and personal property of every kind and character, and all accessories, improvements, modifications, additions, restorations, repairs and replacements thereto and thereof (collectively, the “Granby Personalty” and, together with the Dorval Personalty, the “Personalty”).

     SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE. PURCHASER HAS MADE AND RELIED UPON ITS OWN INSPECTION OF THE PERSONALTY AND ACCEPTS IT IN “AS IS” CONDITION.

     IN WITNESS WHEREOF, the Dorval Seller and the Granby Seller have caused this Bill of Sale to be executed on their behalf as of the ___day of ___, 2004.

SELLER:

3058348 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company

By:
Name:
Its:

3058349 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company

By:
Name:
Its:

SCHEDULE A

[Dorval Property Legal Description]

SCHEDULE B

[Granby Property Legal Description]

SCHEDULE 5.2.1.7

SELLERS’ CERTIFICATE RE: REPRESENTATIONS AND WARRANTIES

THIS SELLERS’ CERTIFICATE RE: REPRESENTATIONS AND WARRANTIES (this “Certificate”), is made as of ___________ ___, 200__, by 3058348 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company, and 3058349 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company, each having an address at c/o Palm Beach Capital Partners, LLC, 180 Royal Palm Way, Palm Beach, Florida 33480 (“Sellers”), to GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (the “Company”) having an address at ____________________________________________________________________, in connection with the sale of certain land and improvements located at _________________________________________, as further identified on Exhibit A attached hereto (collectively, the “Property”).

W I T N E S S E T H:

WHEREAS, Sellers and the Company entered into that certain Real Property Purchase and Sale Agreement (Canada) dated as of August 11, 2004 (the “Agreement”), for the sale of the Property.

WHEREAS, Section 5.1 of the Agreement requires the delivery of this Certificate.

NOW THEREFORE, Sellers do hereby certify to the Company that, in accordance with Section 5.1 of the Agreement, each of the representations and warranties of Sellers as and to the extent contained in the Agreement is true and correct as of the date hereof.

     IN WITNESS WHEREOF, Sellers have caused this Certificate to be executed on their behalf as of the ___day of ___, 2004.

SELLER:

3058348 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company

By:
Name:
Its:

3058349 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company

By:
Name:
Its:

EXHIBITS:

Exhibit A – Legal Description of both Properties

SCHEDULE 5.2.1.8

FORM OF OPINION OF SELLERS’ COUNSEL

1. The Seller is duly organized or formed, validly existing and in good standing under the laws of its State of organization or formation.

2. The Seller has the requisite corporate, partnership or other entity power and authority to execute and deliver, and to perform its obligations under the [list and define applicable transaction documents].

3. The execution and delivery of the [applicable transaction documents] by the Seller have been duly authorized by all necessary corporate, partnership or other entity action and the persons executing the [applicable transaction documents] have been duly authorized to do so.

4. The execution and delivery of the [applicable transaction documents] and the performance thereunder by the Seller will not violate the charter, organizational documents or bylaws of the Seller.

5. Each of the [applicable transaction documents] has been duly executed and delivered by the Seller, and all such documents are the legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with their terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or similar laws, or by equitable principles, relating to or limiting the rights of creditors generally.

6. To the undersigned’s knowledge, without investigation, the execution and delivery of the [applicable transaction documents] will not breach or otherwise violate the provisions of or cause an event of default under any agreement, contract, mortgage or other binding commitment or existing obligation of the Seller, and will not breach or otherwise violate any permit, license, court judgment, decree or order of any court or any law, rule or regulation of any governmental body to which the Seller is subject or by which Seller is bound.

7. To the undersigned’s knowledge, there are no actions, suits or proceedings pending or threatened against the Seller or the Property (as defined in the Purchase Agreement) that affect the Property or would materially affect the Seller’s ability to perform under the [applicable transaction documents] or which seeks to affect the enforceability of the [applicable transaction documents].

8. To the undersigned’s knowledge, the Seller is not in default and has not received any notice of default with respect to any judgment, order, writ, injunction or decree or any lease, contract, agreement, commitment, instrument or obligation to which it is a party or by which the Property is bound or may be subject that affects the Property or could materially affect the Seller’s ability to perform its obligations under the [applicable transaction documents].

9. To the undersigned’s knowledge, all consents, approvals, or authorizations required by any third party or governmental authority in connection with the performance of the Seller’s obligations under the [applicable transaction documents] have been properly obtained.

10. No filing, registration or qualification with any governmental authority is required in connection with the execution and delivery by Seller of the deeds to the Property and the [applicable transaction documents].

This Opinion may be relied upon by the Company and its counsel, Winston & Strawn LLP.

Schedule 5.2.2.5

FORM OF OPINION OF PURCHASER’S COUNSEL

1. The Purchaser is duly organized or formed, validly existing and in good standing under the laws of its State of organization or formation.

2. The Purchaser has the requisite corporate, partnership or other entity power and authority to execute and deliver, and to perform its obligations under the [list and define applicable transaction documents].

3. The execution and delivery of the [applicable transaction documents] by the Purchaser have been duly authorized by all necessary corporate, partnership or other entity action and the persons executing the [applicable transaction documents] have been duly authorized to do so.

4. The execution and delivery of the [applicable transaction documents] and the performance thereunder by the Purchaser will not violate the charter, organizational documents or bylaws of the Purchaser.

5. Each of the [applicable transaction documents] has been duly executed and delivered by the Purchaser, and all such documents are the legal, valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with their terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or similar laws, or by equitable principles, relating to or limiting the rights of creditors generally.

6. To the undersigned’s knowledge, without investigation, the execution and delivery of the [applicable transaction documents] will not breach or otherwise violate the provisions of or cause an event of default under any agreement, contract, mortgage or other binding commitment or existing obligation of the Purchaser, and will not breach or otherwise violate any permit, license, court judgment, decree or order of any court or any law, rule or regulation of any governmental body to which the Purchaser is subject or by which Purchaser is bound.

7. To the undersigned’s knowledge, there are no actions, suits or proceedings pending or threatened against the Purchaser that would materially affect the Purchaser’s ability to perform under the [applicable transaction documents] or which seeks to affect the enforceability of the [applicable transaction documents].

8. To the undersigned’s knowledge, the Seller is not in default and has not received any notice of default with respect to any judgment, order, writ, injunction or decree or any lease, contract, agreement, commitment, instrument or obligation to which it is a party or by which it is bound or may be subject that could materially affect the Purchaser’s ability to perform its obligations under the [applicable transaction documents].

9. To the undersigned’s knowledge, all consents, approvals, or authorizations required by any third party or governmental authority in connection with the performance of the Purchaser’s obligations under the [applicable transaction documents] have been properly obtained.

10. No filing, registration or qualification with any governmental authority is required in connection with the execution and delivery by Purchaser of the [applicable transaction documents].

This Opinion may be relied upon by the Sellers.

SCHEDULE 6.15.1 - LEASES AND TENANTS

PROPERTY
NO.	ADDRESS	TENANT	LEASES
1)	290 Guthrie, Dorval, Quebec	Data Business Form Limited	Lease Agreement between 3058348 Nova Scotia Company, and Data Business Form Limited, dated July 28, 2001
2)	855 boul. Industrial, Granby, Quebec	Data Business Form Limited	Lease Agreement between 3058349 Nova Scotia Company, and Data Business Form Limited, dated July 28, 2001

SCHEDULE 6.16 - SERVICE CONTRACTS

NONE